
EXHIBIT 99.2

                      INTEGRATED HEALTHCARE HOLDINGS, INC.
                      CONSOLIDATED STATEMENT OF OPERATIONS
                        FOR THE YEAR ENDED MARCH 31, 2008
                  (amounts in 000's, except per share amounts)


                                                          AS FILED      AS RESTATED
                                                         ---------       ---------
Net operating revenues                                   $ 368,229       $ 367,721
                                                         ---------       ---------

Operating expenses:
          Salaries and benefits                            209,680         209,680
          Supplies                                          50,126          50,126
          Provision for doubtful accounts                   30,958          30,958
          Other operating expenses                          69,027          68,959
          Loss on sale of accounts receivable                4,079           4,079
          Depreciation and amortization                      3,134           3,134
                                                         ---------       ---------
                                                           367,004         366,936
                                                         ---------       ---------

Operating income                                             1,225             785
                                                         ---------       ---------

Other income (expense):
          Interest expense, net                            (13,209)        (13,209)
          Warrant expense                                  (11,404)        (11,404)
          Change in fair value of warrant liability        (14,273)        (14,273)
                                                         ---------       ---------
                                                           (38,886)        (38,886)
                                                         ---------       ---------

Loss before provision for income
      taxes and minority interest                          (37,661)        (38,101)
          Provision for income taxes                           (28)            (28)
          Minority interest net income
               in variable interest entity                  (1,474)         (1,474)
                                                         ---------       ---------

Net loss                                                 $ (39,163)      $ (39,603)
                                                         =========       =========

Per Share Data:
      Income (loss) per common share
          Basic                                          ($   0.30)      ($   0.30)
          Diluted                                        ($   0.30)      ($   0.30)
      Weighted average shares outstanding
          Basic                                            131,869         131,869
          Diluted                                          131,869         131,869
